EXHIBIT 99.1

For Immediate Release	Contact:	Roger Holliday (Financial) (678) 742-8181 or Nancy Young (Media) (678) 742-8118

RUSSELL CORPORATION TO ACQUIRE
HUFFY SPORTS COMPANY

ATLANTA (July 19, 2004) – Russell Corporation (NYSE: RML) announced today that it had acquired the assets of Huffy Sports Company, a division of Huffy Corporation, for $30 million. Huffy Sports is a leading supplier of basketball equipment with projected 2004 sales of $65 to $70 million.

“Huffy Sports is a leader in basketball backboards and related systems, providing a full range of quality products for consumers and institutions,” said Jack Ward, chairman and CEO. “While the division has other products, including inflatable balls, basketball backboards account for more than 80% of its revenue with strong market share both in the U.S. and internationally.”

Huffy Sports sells basketball equipment under the Huffy Sports®, Sure Shot® and HydraRib® brands and has held a license with the National Basketball Association for use of the NBA league and team logos for nearly a quarter century. The company also licenses the NCAA® mark and has been the official supplier to the NCAA’s Final Four Championship for 24 of the last 27 years, including 2003 and 2004. Additionally, Huffy Sports has backboard systems at more than 150 NCAA Division I schools.

“Over the years, Huffy Sports has developed patented products that increase the playability, safety and ease of assembly for its basketball backboard products,” Ward added. “The HydraRib® brand is one of the best-known performance brands in basketball systems.

“Coupled with our Spalding division and our recent acquisition of American Athletic, Huffy Sports will help solidify our position as a leader in basketball equipment,” Ward continued. Spalding is the official basketball of the NBA, American Athletic has its basketball systems in 12 NBA arenas and the NBA has agreed to transfer the Huffy Sports’ license agreement to Russell as part of the acquisition.

Russell anticipates the Huffy Sports acquisition will be accretive in 2005, but is forecasted to be 4 cents to 5 cents per share dilutive for the second half of 2004. The projected dilution will be offset by the profits from the recently announced sale of its investment interest in Marmot Mountain, Ltd. As announced last week, Russell has an 8.5 cents per share one-time gain in the second quarter from the sale that will be reinvested into the Company.

Huffy Sports employs approximately 200 people in its office and assembly operations in Sussex, WI. It sells products through a variety of channels, including specialty sporting goods retailers, toy stores and mass merchandisers in addition to institutional sales.

About Russell Corporation
Russell Corporation is a leading branded athletic and sporting goods company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s brands include: Russell Athletic®, JERZEES®, Spalding®, AAI®, Mossy Oak®, Bike®, Moving Comfort®, Dudley®, Cross Creek® and Discus®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its website address is http://www.russellcorp.com.

Forward Looking Statement
This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions and include references to assumptions that Russell believes are reasonable and relate to its future prospects, developments and business strategies. Factors that could cause Russell’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) risks related to the Huffy Sports acquisition and Russell’s overall acquisition strategy; (b) Russell’s dependence on licenses from third parties; (c) Russell’s ability to protect its intellectual property; (d) changes in customer demand for Russell’s products; and (e) other risk factors listed in Russell’s reports filed with the Securities and Exchange Commission from time to time. Russell undertakes no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Russell’s actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements.

# # #